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Annual Incentive Compensation Plan

AWARD LETTER FOR 2010 - EXECUTIVE - President & CEO and Executive Vice President

To: Executive Participants in the Annual Incentive Compensation Plan for 2010

From: Bryan Delong, Director of Human Resources

Re: Executive Performance Award for 2010

You are receiving this Award Letter because you have been selected by the Board to be a Participant in the Bank's Annual Incentive Plan (the "Plan") at the Executive level. This Award Letter describes your Performance Award for 2010. Capitalized terms that are used but not defined in this Award Letter will have the meanings given to them in the Plan. In addition, this Award Letter is subject to the Plan in all respects. In the event of any inconsistency between this Award Letter and the Plan, the Plan will control.

You should read this Award Letter carefully. If you have any questions, please contact the human resources department.

A. Executive Performance Measures for 2010

1. Financial Performance (50% Weight)

    ROE Spread to LIBOR measured as the spread between GAAP ROE and 3-month LIBOR excluding the impact of OTTI, with a sliding scale to recognize changes in spread and net income due to changes in 3-month LIBOR. The Board of Directors may reduce incentive awards for this goal by as much as 100% if the GAAP ROE spread to LIBOR including OTTI is less than 50 bps. Spreads would increase by 25 bps if average leverage ratio is greater than 22 times. The performance measures are as follows:
Various 3-Month LIBOR Scenarios
	3-Month LIBOR < .25%	3-Month LIBOR between .25% and .75%	3-Month LIBOR > .75%
GAAP ROE spread to 3-month LIBOR Threshold	300 bps	275 bps	250 bps
GAAP ROE spread to 3-month LIBOR Target	350 bps	325 bps	300 bps
GAAP ROE spread to 3-month LIBOR Maximum	400 bps	375 bps	350 bps

2. Risk Management (25% Weight)

    Effectively anticipate and manage member failures.
    Resolve FHFA examination findings.
    Final goal performance based on board discretion.

3. Business Results (25% Weight)

    Complete major technology and operations projects according to established timelines.
    Final goal performance based on board discretion.

B. Executive Base Award Opportunities

Your Base Award Opportunity will correspond to the percentage of your Actual Earnings for 2010, as set forth below:

	Threshold	Target	Maximum
President and Chief Executive Officer	32%	64%	96%
Executive Vice President	25%	50%	75%

C. Determination and Payment of Earned Award

The Committee will evaluate 2010 performance against the Performance Measures above and determine your Earned Award based on that performance and your Base Award Opportunity.

Subject to Section D below, your Earned Award for 2010, if any, will be divided into a "Current 2010 Incentive" and a "Deferred 2010 Incentive" as follows:

Payment	Description
Current 2010 Incentive	75% of Earned Award for 2010
Deferred 2010 Incentive	25% of Earned Award for 2010

Current 2010 Incentive. Your Current 2010 Incentive will be paid promptly after it has been determined (but in no event later than March 15, 2011).

Deferred 2010 Incentive. Your Deferred 2010 Incentive will be deferred and paid, together with positive or negative returns as described in the following paragraph, on the following schedule:

Payment Year(1)	Payment
2012	1/3 of balance (+/- 1-year return)
2013	1/2 of balance (+/- 2-year return)
2014	All remaining balance (+/- 3-year return)

(1) Payment will be made no later than March 15 in the year indicated.

Return on Deferred 2010 Incentive. The balance of your unpaid Deferred 2010 Incentive will earn an annual rate of return (which may be positive or negative) for each full calendar year of deferral during 2011, 2012 and 2013 equal to the Bank's return on equity for the applicable year, as determined for financial statement reporting purposes in accordance with GAAP.

Condition to Payment of Deferred 2010 Incentive. Without limitation on Sections 8.1 or 8.2 of the Plan, it is intended to be a condition to payment of your Deferred 2010 Incentive that the Bank have the financial capacity to repurchase excess stock. Accordingly, if as of the time any payment of your Deferred 2010 Incentive would otherwise be due under this Award Letter, the Board has made the good faith determination that the Bank does not have such capacity (or earlier determination of the same remains unchanged), the Board may, in its sole discretion, elect to reduce or eliminate that payment of your Deferred 2010 Incentive.

D. Termination of Employment and Other Terms and Conditions

Forfeiture on Termination. Except as expressly set forth below, if your employment with the Bank terminates for any reason before you have received payment of all of your Earned Award for 2010, you will forfeit all remaining payments (including, for the avoidance of doubt, any unpaid Deferred 2010 Incentive).

Death, Disability and Permanent Retirement. If you die, become Disabled or Retire, in each case as determined by the Committee in good faith, you will be eligible to receive payments under this Award Letter as follows.

1. If you die, become Disabled or Retire during 2010, you will receive a prorated Earned Award for 2010 as soon as practicable in 2011 after it has been determined (but in no event later than March 15, 2011). In this case, your prorated Earned Award for 2010 will not be subject to deferral beyond that time.

2. If you die, become Disabled or Retire in 2011 or a later year, you will receive (a) your Current 2010 Incentive as scheduled and (b) a lump sum payment of your unpaid Deferred 2010 Incentive, together with returns through the most recent date of determination, including the Board's good faith estimates if applicable, as soon as practicable (but in no event later than 60 days thereafter or, if earlier, the originally scheduled time).

For purposes of this Award, the following terms will have the meanings indicated. "Disabled" means you are, by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either unable to engage in any substantial gainful activity or receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. "Retire" means you retire from employment with a combination of age and years of service to the Bank totaling at least 70.

Other Terms and Conditions. Payment of your Earned Award for 2010, if any, is subject in all respects to the provisions of the Plan, including those describing circumstances in which an Earned Award otherwise determined based on performance may be reduced or eliminated in the discretion of the Committee or the Board.

No Effect on Future Awards. This Award Letter is applicable only to your Award for 2010. Awards under the Plan for any future year will be subject to the terms of a different Award Letter, not this Award Letter, unless the Bank specifically provides otherwise.